PRICING SUPPLEMENT NO. 155 DATED                           Filed Pursuant to
October 26, 1995 TO PROSPECTUS DATED                       Rule 424(b)(5)
March 29, 1994 AS AMENDED BY PROSPECTUS                    File No. 33-51877
DATED October 14, 1995


                             CMS ENERGY CORPORATION

       General Term Notes (servicemark of J.W. Korth & Company), Series A
                   Due 9 Months to 25 Years from date of issue

       Except as set forth herein, the General Term Notes (servicemark of J.W. Korth & Company) offered hereby (the "Notes") have such terms as are described in the accompanying Prospectus dated October 14, 1995.

Aggregate Principal Amount:                   $5,300,000.00
Original Issue Date (Settlement Date)          October 31, 1995
Stated Maturity Date:                          October 15, 2002
Issue Price to Public:                        100.00% of Principal Amount
Interest Rate:                                8.000% Per Annum
Interest Payment Dates:                       November 15 and monthly
                                              thereafter Commencing
                                              November 15, 1995
Survivor's Option:                            [ X ] Yes    [   ] No
Optional Redemption:                          [ X ] Yes    [   ] No
Initial Redemption Date:                      October 15, 1997
Redemption Price:                             Initially 101.00% of Principal
                                              Amount and 100.00% after the
                                              first anniversary of the Initial
                                              Redemption Date.

       Agent                                  Principal Amount of Notes
                                               Solicited by Each Agent
Prudential Securities Incorporated            $1,889,000.00
EVEREN Securities, Inc.                       $  250,000.00
First of Michigan Corporation                 $  284,000.00
Roney & Co.                                   $  541,000.00
J.W. Korth & Company                          $2,336,000.00
       Total                                  $5,300,000.00

                                                Per Note
                                              Sold by Agents
                                               To Public           Total

Issue Price:                                  $1,000.00          $5,300,000.00
Agent's Discount or Commission:               $    7.00          $   37,100.00
Maximum Dealer's Discount or
  Selling Concession:                         $   15.00          $   79,500.00
Proceeds to the Company:                      $  978.00          $5,183,400.00

CUSIP Number:   12589QGR1